UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 13, 2005

GREAT WESTERN BANCORPORATION, INC.

(Exact name of registrant as specified in its charter)

Iowa	001-15215	42-0867112
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9290 West Dodge Road, Suite 203

Omaha, NE 68114-3320

(Address principal executive offices)

Registrant’s telephone number, including area code: (402) 333-8330

10834 Old Mill Road Road, Suite One

Omaha, NE 68154-2648

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On June 13, 2005, Great Western Bank, Omaha, a wholly owned subsidiary of Great Western Bancorporation, Inc., issued $10,000,000 in subordinated capital notes. The subordinated capital notes bear interest at a floating rate of one percent above the Prime Rate and are due June 13, 2015 with interest payable quarterly. The initial interest rate is 7.00% and is reset quarterly on July 1, October 1, January 1, and April 1. Great Western Bank, Omaha has the right, subject to regulatory approval, to prepay the subordinated capital notes without penalty.

Capital Investors, LLC, a special purpose entity owned by stockholders of Great Western Bancorporation, Inc., purchased 100% of the $10,000,000 subordinated capital notes issued by Great Western Bank, Omaha. Capital Investors, LLC used the proceeds from a $10,000,000 loan from LaSalle Bank, N.A., an unaffiliated bank, to purchase the subordinated capital notes issued by Great Western Bank, Omaha. The loan bears interest at a floating rate of 150 basis points above the Eurodollar rate fixed at intervals ranging from 30 days to 90 days. The initial interest rate is 4.89%. Interest is payable quarterly and principal is due on June 13, 2010. Capital Investors, LLC has pledged the subordinated capital notes to LaSalle Bank, N.A. In addition, the stockholders of Great Western Bancorporation, Inc. pledged their common stock of Great Western Bancorporation, Inc. as additional collateral for Capital Investors, LLC loan.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information required by this item is included in Item 1.01 and incorporated herein by reference.

Item 9.01 (c) Exhibits

Registrant will furnish a copy of the Subordinated Capital Notes of Great Western Bank, Omaha upon request from the Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREAT WESTERN BANCORPORATION, INC.

By:	/s/ DANIEL A. HAMANN
Daniel A. Hamann, President

Date: June 14, 2005